SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (“Agreement”), effective as of the date described in Section 3 below (the “Effective Date”), is made and entered into by and between Washington Real Estate Investment Trust (“WRIT”) and Michael S. Paukstitus (“Employee”).
WHEREAS, Employee has been employed by WRIT; and
WHEREAS, WRIT has decided to eliminate Employee's position; and
WHERAS, certain amounts of compensation became immediately vested to Employee on November 2, 2012 due to WRIT's involuntary termination of Employee's employment with WRIT; and
WHEREAS, the parties desire to amicably resolve all matters between them on a full and final basis;
NOW, THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1. Fully-Vested Compensation: WRIT has already or will provide Employee with the following payments (the “Vested Compensation”), independent of Employee's execution of the Agreement:

A 2012 STIP. With respect to the 2012 performance period pursuant to WRIT's Short-Term Incentive Plan effective January 1, 2012, (i) WRIT has already issued 3,585 common shares of WRIT (determined by dividing $92,736 by $25.87 per share) and (ii) Employee will defer $127,296 pursuant to the WRIT Deferred Compensation Plan for Officers, as it may be amended from time to time, to the extent applicable.

B. 2011 LTIP. Pursuant to WRIT's Long-Term Incentive Plan dated January 1, 2011 (the “LTIP”), WRIT will issue 10,390 common shares of WRIT (determined by dividing $268,800 by $25.87 per share) when required by the LTIP for a termination of employment by WRIT without cause.
C. Restricted Stock Units: Employee has a total of 19,113 Restricted Stock Units, of which 13,083 units became immediately vested as of the Termination Date. 6,400 of these total units have already been distributed in the form of common shares of WRIT and the remaining 12,713 of these units will be issued when required pursuant to WRIT's Long-Term Incentive Plan effective January 1, 2009 as amended.
D. Restricted Shares: All of Employee's unvested Restricted Shares (7,646 shares) became immediately vested as of the Termination Date and have already been issued to Employee.
E. SERP Vesting: Employee became fully vested in his account under WRIT's Supplemental Executive Retirement Plan (the “SERP”) as of the Termination Date, which will be paid pursuant to the SERP.
F. Final Paycheck: WRIT has paid Employee for all earned but unpaid salary and vacation as of the Termination Date in accordance with its payroll practices.
2. Conditions for Severance Payment and Benefits
A. Termination and Return of Property: WRIT terminated Employee's employment due to elimination of Employee's job position and terminated all officer and/or director positions

Employee held with WRIT and any of its subsidiaries and other affiliated entities (collectively “Affiliates”) effective as of November 2, 2012 (the “Termination Date”). Employee will execute all documents requested by WRIT to confirm such termination. Employee confirms that he has returned all property of WRIT and its Affiliates, and all copies, excerpts or summaries of such property, in his possession, custody or control.
B. Severance Payment. WRIT will make a lump sum payment within seven (7) days following the Effective Date to Employee in the amount of $144,000, which constitutes Employee's salary for six (6) months. It is understood and agreed that in accepting this payment, Employee will forfeit any rights he may have to any other form of compensation from WRIT, except as described in Sections 1 and 2C below.
C. Benefits: Employee and Employee's family and will continue to participate in WRIT's group health plan through November 30, 2012 in accordance with its terms and conditions. Thereafter, Employee and his family will be eligible to continue participation in WRIT's group health plan at his own expense in accordance with and to the extent required by the federal COBRA law, provided that WRIT will pay Employee's COBRA premium for twelve (12) months or until Employee becomes eligible for other coverage whichever is sooner. Except as expressly provided otherwise in this Agreement, Employee's entitlement to, participation in, and accrual of, all other salary, compensation or benefits from WRIT shall cease as of the Termination Date, except that Employee shall have such rights in such benefits as are required by law and plan documents, including without limitation, Employee's vested benefits in WRIT's 401(k) plan, in accordance with and to the extent permitted by plan documents.
D. References: Employee will direct all requests for employment references from WRIT to WRIT's President & CEO or WRIT's Director of Human Resources, Compensation & Benefits. If WRIT receives a request for a reference concerning Employee which is directed to said the latter person, it will follow its normal policy of confirming dates of employment, position, duties and salary. In addition, WRIT will provide Employee with a mutually agreeable reference letter in the form attached hereto as Appendix 1, signed by WRIT's President & CEO. In response to any requests for oral references that are received by WRIT's President & CEO, he will provide information that is substantially consistent with the information in the letter.
E. Unemployment Compensation Benefits: WRIT will not contest any claim for unemployment benefits that Employee makes for any period after the Severance Period.
F. Mutual Releases:
(i) Employee's Release: In consideration for the benefits described in Section 2 (but not Section 1) herein, and for other good and valuable consideration, which are of greater value than Employee would normally be entitled upon termination of employment, Employee, on behalf of himself, his heirs, executors, administrators, attorneys, agents, representatives and assigns, hereby forever releases WRIT and its Affiliates, and its and their officers, directors, trustees, owners, shareholders, employees, insurers, benefit plans, agents, attorneys and representatives, and each of their predecessors, successors and assigns, from any and all claims, demands, suits, actions, damages, losses, expenses, charges or causes of action of any nature whatsoever, whether known or unknown, relating in any way to any act, omission, event, relationship, conduct, policy or practice prior to the Effective Date, including without limitation his employment with WRIT and the termination thereof (“Claims”). This release includes without limitation Claims for discrimination, harassment, retaliation or any other violation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Maryland Human Rights Act, the Montgomery County Human Rights Act, and any

other Claims under all other federal, state or local laws; Claims for breach of contract; Claims for wrongful discharge; Claims for emotional distress, defamation, fraud, misrepresentation or any other personal injury; Claims for unpaid compensation; Claims relating to benefits; Claims for attorneys' fees and costs, Claims for reinstatement or employment; and all other Claims under any federal, state or local law or cause of action. Employee represents that he has not filed any such Claims, and he further agrees not to assert or file any such Claims in the future or to seek or accept any monetary relief with respect to Claims filed by him or on his behalf with the EEOC or any other fair employment agency to the fullest extent permitted by law. It is understood and agreed that this Release does not apply to claims for breach of this Agreement or Claims that cannot be released by law.
(ii) WRIT's Release: In consideration for the benefits described herein, and for other good and valuable consideration, WRIT and its Affiliates hereby forever release Employee, his heirs, executors, administrators, agents, representatives and assigns, from any and all Claims. This release includes without limitation Claims for breach of any contract or duty; Claims for emotional distress, defamation, fraud, misrepresentation or any other personal injury; Claims for overpaid compensation; Claims relating to benefits; Claims for attorneys' fees and costs; and all other Claims under any federal, state or local law or cause of action. WRIT represents that it has not filed any such Claims, and it further agrees not to assert or file any such Claims in the future. It is understood and agreed that this Release does not apply to claims for breach of this Agreement, Claims that cannot be released by law, or Claims for fraud, embezzlement, intentional misconduct or any other malfeasance.
G. Reinstatement: Employee waives all claims for reinstatement or employment with WRIT and its Affiliates, and its and their successors and assigns, and he agrees not to seek such reinstatement or employment in the future unless the parties agree otherwise in writing.
H. Confidentiality: Except as necessary to enforce or effectuate this Agreement or as required by law or otherwise to satisfy SEC filing or disclosure requirements (it being understood that WRIT intends to file this Agreement or a summary of this Agreement with the SEC and employee desires ability to comment on draft disclosure. WRIT will provide employee draft disclosure for his review prior to filing. Notwithstanding, final content of SEC filings or disclosures are at the discretion of WRIT ), or to the extent WRIT in good faith deems necessary in communications with analysts and institutional investors of real estate investment trust, the parties agree to keep this Agreement, the existence of this Agreement, and the terms of this Agreement strictly confidential. Subject to the foregoing, Employee shall not disclose the same to any third party except as necessary to his attorneys, accountants, immediate family members, bankers, investment advisors and prospective employers, business partners, investors (it being understood by WRIT that certain clauses in this Agreement may be required to be disclosed so that Employee can secure a means of employment or business). Also subject to the foregoing, WRIT shall not disclose the same to any third party except its board of trustees, officers, attorneys, accountants and employees responsible for effectuating the Agreement. Notwithstanding the foregoing, if either party is asked about the reasons for Employee's termination of employment, they may state in substance that Employee left to pursue other career alternatives or words substantially to that effect.
I. Nondisparagement and Nonassistance: Employee agrees not to provide any disparaging information relating to WRIT or any of its Affiliates or its or their past, present or future management, officers, trustees or employees to any person or entity who is not a party to this Agreement, and he agrees not to provide any form of assistance to, or to cooperate with, any person or entity asserting or intending to assert any claim or legal proceeding against WRIT or any of its Affiliates except as may be required by law or legal process. WRIT shall instruct its Human Resources Department and its Officers not to provide any disparaging information relating to Employee to any person or entity who is not a party to this Agreement, and it agrees not to provide any form of assistance to, or to cooperate with, any person or entity asserting or intending to assert any claim or legal proceeding against Employee, except as may be required by law or legal process.
J. Cooperation: Employee agrees to reasonably cooperate with WRIT upon request by answering questions and providing information about matters of which he has personal knowledge. In the event that WRIT becomes involved in any civil or criminal litigation, administrative proceeding or governmental investigation, Employee shall, upon request, provide reasonable cooperation and assistance to WRIT, including without limitation, furnishing relevant information, attending meetings and providing statements and testimony. WRIT will reimburse Employee for all reasonable and necessary expenses he incurs in complying with this Subsection J, provided said expenses are reasonable and necessary and approved by WRIT in advance.
K. Nondisclosure and Nonsolicitation: Employee shall not, except as required by law, use or disclose to any person or entity any Confidential Information; for the purposes of this Subsection K, “Confidential Information” means information Employee obtained through or as a consequence of his employment with WRIT relating to WRIT's business or its tenants which is not in the public domain and includes, without limitation, trade secrets, tenant lists, lease rates, methods of operation, business plans, leads, financial information, research and statistical data. Information does not lose its protection as Confidential Information if it is disclosed in violation of an obligation not to disclose it. Employee shall not directly or indirectly for himself or any other person or entity, whether as an employee, officer, director, consultant, agent, representative, partner, owner, stockholder or in any other capacity, a) solicit any person who then is or was at any time in the preceding six month period employed by WRIT as an employee or independent contractor, to resign from WRIT or to accept employment as an employee or independent contractor with any other person or entity; or b) solicit any person or entity who then is or was at any time in the preceding six month period in a business relationship with WRIT to end or curtail such relationship; or c) to engage in business of the type engaged in by WRIT with another person or entity, provided however, that these prohibitions shall not be construed to prohibit Employee from being employed by or performing services for any business. Employee agrees that these restrictions are reasonable and necessary for the protection of WRIT's business. Employee further agrees that in the event he breaches any provision in this Subsection K, WRIT shall be entitled to injunctive relief in addition to such other relief as a court may deem proper. Subsection K is effective during the period beginning on the Termination Date and for a period of six (6) months thereafter.
3. Consultation and Consideration: WRIT hereby advises Employee to consult with an attorney at his own expense prior to signing this Agreement. Employee may take up to forty-five (45) days from the date he is given this Agreement to consider it, but he may sign it sooner if he wishes. If he signs the Agreement, he will have a period of seven (7) days to revoke his signature (the “Revocation Period”). Thus, this Agreement will not become effective or enforceable until the date that each party has signed the Agreement and the Revocation Period has expired without Employee exercising his right of revocation (the “Effective Date”). Any notice of revocation must be in writing and must be received by Laura Franklin prior to the expiration of the Revocation Period. If Employee signs this Agreement, he represents that he has had sufficient time to consider it, and that he enters into it knowingly and voluntarily with full understanding of its meaning and effect. Employee represents that he has received and read the attached Notice of Information Concerning WRIT's Employment Termination Program attached hereto as Appendix 2.
4. Miscellaneous: This Agreement represents the entire agreement of the parties, and supersedes all other agreements, discussions and understandings of the parties, concerning the subject matter. All other express or implied agreements of the parties not expressly contained or incorporated by reference herein are terminated and of no further force or effect. This Agreement may not be modified in any manner except in a written document signed by both parties. Should any provision of this Agreement be held to be invalid or unenforceable by a court of competent jurisdiction, it shall be deemed severed from the Agreement, and the remaining provisions of the Agreement shall continue in full force and effect, provided that, should the court determine that any provision of Section 2K is unenforceable, the court shall modify such provision to make it valid to the maximum extent permitted by law. In the event of any litigation to enforce this Agreement, the prevailing party shall be awarded his or its reasonable attorneys' fees and costs.
5. Governing Law: This Agreement shall be construed exclusively in accordance with the laws of the State of Maryland, without regard to the principles of conflicts of laws therein.
6. Assignment: This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Employee may not assign any right or obligation hereunder without WRIT's prior written consent. WRIT may assign its rights and obligations here under to any successor in interest.
7. Section 409A of the Code. To the extent that such requirements are applicable, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) and shall be interpreted and administered in accordance with that intent. If any provision of the Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. To that end, references in this Agreement to “termination of employment” and terms of similar import shall mean “separation from service” within the meaning of Section 409A.
8. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.
9. Nonadmissions: By entering into this Agreement, neither party is admitting that it did anything wrong or improper or that it has any liability to the other party.
10. Tax Withholding: All amounts payable under this Agreement shall be subject to applicable federal and state withholding requirements, which in the case of amounts paid in common shares of WRIT may be satisfied by WRIT's deduction of shares with a fair market value equal to the withholding required.
Employee has had an opportunity to carefully review and consider this Agreement with an attorney, and he has had sufficient time to consider it. After such careful consideration, he knowingly and voluntarily enters into this Agreement with full understanding of its meaning and effect.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

MICHAEL S. PAUKSTITUS		WASHINGTON REAL ESTATE
INVESTMENT TRUST

/s/ Michael S. Paukstitus		By:	/s/ Laura M. Franklin
Signature
		Title:	EVP/CAO

Date:	2/7/2013	Date:	2/6/2013

APPENDIX 1
ON WRIT LETTERHEAD
November 2, 2012
To Whom It May Concern:
Mike Paukstitus served as Senior Vice President of Real Estate for WRIT from May 2007 through November 2, 2012, when he left to pursue other career alternatives.
Mike was responsible for development, asset management and commercial leasing. His position required strong management, leadership, analytical, organizational and communication skills. Mike is an experienced real estate professional with broad and deep knowledge of the industry.
During his tenure, Mike made many valuable contributions to WRIT. We are very grateful for that.
We are sorry to see Mike leave us and wish him the very best of luck in his future endeavors.
Sincerely,
George “Skip” McKenzie
President & CEO

APPENDIX 2
NOTICE OF INFORMATION CONCERNING WASHINGTON REAL ESTATE
INVESTMENT TRUST'S EMPLOYMENT TERMINATION PROGRAM
The following information is being provided to you in accordance with the requirements of the Older Workers Benefits Protection Act.
1.     The group of individuals or the decisional unit covered by the program is comprised of all employees in the following departments at WRIT's main corporate office in Rockville, Maryland: Executive Management, Executive Administrative Assistants, Architecture, Accounts Payable, and Asset Management.

2.    All employees at WRIT's main corporate office in the departments listed above are eligible for this program. All employees who are being terminated in our November 2012 reduction in force and reorganization are selected for this program and will hereafter be referred to as “selected.”

3.    Employees who are selected for the program and who are covered by the Age Discrimination in Employment Act have 45 days to consider whether or not to accept the severance benefits offered by WRIT by signing a Separation Agreement and General Release that contains, among other things, a general waiver and release of claims. If the Agreement is not accepted within this period, it will be withdrawn. If an employee signs the Agreement within the 45-day period, the employee will have 7 days to revoke his or her signature. Thus, the Agreement will not become effective or enforceable (and the severance benefits will not be paid) unless and until the employee signs the Agreement and the revocation period expires without the employee exercising his or her right of revocation.

4.    The job titles and ages of all employees in the group of employees or the decisional unit selected and not selected for the program are set forth below:

Title	Age	Selected (Yes or No)
Chairman, President & CEO	57	No
Senior VP & General Counsel	41	No
Senior VP of Acquisitions	55	No
EVP and Chief Financial Officer	50	No
EVP of Accounting and Administration	51	No
Senior Vice President of Real Estate	62	Yes
SVP Property Operations	54	No
Director of Asset Management, Residential	47	Yes
Director of Asset Management, Medical	48	No
Director of Asset Management, Retail	46	No
Director of Asset Management, Office	42	No
Sr. Director of Architecture & Development	56	Yes
Director of Interior Architecture	35	No
Project Architect	37	No
Project Architect	55	No

Project Architect	30	No
Interior Designer/Space Planner	24	No
Interior Designer/Space Planner	28	No
Administrative Assistant	52	No
Executive Administrative Assistant	57	Yes
Executive Administrative Assistant	55	No
Executive Administrative Assistant	58	No
Executive Administrative Assistant	51	No
Executive Administrative Assistant	55	No
Accounts Payable Specialist	41	Yes
Accounts Payable Manager	49	No
Senior Accounts Payable Specialist	38	No